Exhibit 99.2

NARA BANCORP NAMES NEW INDEPENDENT DIRECTOR

LOS ANGELES – (BUSINESS WIRE) – May 26, 2006 — Nara Bancorp, Inc. (“Nara”) (NASDAQ:NARA), the holding company of Nara Bank (the “Bank”), announced today the appointment to its Board of Directors of another independent director with extensive experience in management and banking.

James P. Staes joins Nara after more than three decades of experience with a variety of California banks. He has served for the past four years as a Director of The Mechanics Bank of Richmond, a publicly traded bank serving Northern California with assets of about $2.5 billion. From 1997-2004, Mr. Staes was on the Board of Directors of Manufacturers Bank, a Los Angeles-based subsidiary of Sumitomo Mitsui Banking Corp. of Tokyo. Earlier, Mr. Staes was Vice Chairman and Director of California United Bank, a wholly owned subsidiary of CU Bancorp, a publicly traded company. He also was President, Chief Executive Officer and Director of the publicly traded Home Interstate Bancorp and Home Bank.

“As the banking industry becomes more complex and as our Korean American customers demand more sophisticated services and products, Nara will need to tap new talent as it works to remain a step ahead of the needs of our markets,” said Chong-Moon Lee, Chairman of Nara and the Bank. “With the addition of Mr. Staes to our Board, we are adding another top-quality leader who can help our skilled bankers meet their full potential and advance Nara’s leadership as the premier bank in the Korean-American community, delivering the best possible service to its customers.”

Mr. Staes, 67, said: “I am very pleased to join Nara, which has established itself as a vital member of its communities and is genuinely committed to Chairman Lee’s philosophy of continuous improvement. I look forward to working with my fellow directors and the executive management team to help Nara become even more valuable to the Korean-American community for many years to come.”

Mr. Staes will serve on both the Nara and Bank Boards, as well as the Transition Committee of the Bank Board, which was recently formed to guide the Bank during this period of management transition. That Committee is chaired by Howard Gould, a Director, and works closely with three executives who comprise the Interim Office of the President: Min Kim, Chief Operating Officer and Acting President; Alvin D. Kang, Chief Financial Officer; and Bonita Lee, Chief Credit Officer. The appointment of Mr. Staes has been reviewed and approved by state and federal banking regulators.

Nara Acting President Min Kim said, “Management appreciates the active role the Board is playing in bringing highly experienced and skilled new leadership. This will help all of us at Nara to serve the community even more effectively.”

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small- and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and management, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services and pricing. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp’s financial results and business described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and risk factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revisions to these forward-looking statements.

Contact:

Korean Media:	Annie Ahn
Nara Bank
(213) 389-2000

Others:	Min Kim
Nara Bank
(213) 389-2000

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